UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2022

SECOND SIGHT MEDICAL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

California	001-36747	02-0692322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13170 Telfair Ave Sylmar, California	91342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 833-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Warrants	EYES EYESW	Nasdaq Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 28, 2022, Second Sight Medical Products, Inc. (the “Company”) filed a Certificate of Amendment to its Restated Articles of Incorporation, as amended (the “Amendment”) with the Secretary of State of the State of California to effect a one-for-three (1-for-3) reverse stock split of its outstanding common stock. On August 16, 2022, the Company received notice that the Amendment was accepted by the California Secretary of State. The effective time of the amendment was 5:00 p.m. Pacific Time on Tuesday, August 9, 2022.

The Amendment provides that, at the effective time of the Amendment, every three (3) shares of the Company’s issued and outstanding common stock will automatically be combined into one (1) issued and outstanding share of common stock, no par value. The reverse stock split will affect all shares of the Company’s common stock outstanding immediately prior to the effective time of the Amendment. As a result of the reverse stock split, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options and warrants issued by the Company and outstanding immediately prior to the effective time of the Amendment, which will result in a proportionate decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options and warrants. In addition, the number of shares reserved for issuance under the Company’s equity compensation plans immediately prior to the effective time of the Amendment will be reduced proportionately.

No fractional shares will be issued as a result of the reverse stock split. Shareholders of record who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof. The Company shall pay such holder a cash amount, without interest, equal to the fraction to which such shareholder would otherwise be entitled multiplied by (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Amendment, and (ii) the closing price of the common stock, as reported on The Nasdaq Capital Market, on the date immediately preceding the date of the filing of the Amendment with the Secretary of State of the State of California, as adjusted for the split ratio, i.e. $6.06.

The reverse stock split will affect all shareholders proportionately and will not affect any shareholder’s percentage ownership of the Company’s common stock (except to the extent that the reverse stock split results in any shareholder owning only a fractional share).

The Company’s common stock will begin trading on The Nasdaq Capital Market on a split-adjusted basis when the market opens on Friday, August 19, 2022. The new CUSIP number for the Company’s common stock following the reverse stock split is 81362J 308.

The foregoing description is qualified in its entirety by the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On July 27, 2022, shareholders of the Company approved an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by Second Sight’s board of directors, of one new share for every 2 to 10 (or any number in between) shares outstanding. The board fixed the reverse split ratio at 1-to-3 as noted in Item 5.03 above. On July 27, 2022 shareholders of the Company also approved a merger between the Company and Nano Precision Medical, Inc. and approved a name change of the Company to Vivani Medical, Inc. Prior to consummation of the merger the Company filed an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. This reverse split is being effected in connection with that application.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Restated Articles of Incorporation, as amended, of Second Sight Medical Products, Inc., dated July 27, 2022 and effective August 9, 2022.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECOND SIGHT MEDICAL PRODUCTS, INC.

Date: August 18, 2022	By:	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer